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                                 EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT is entered into as of May 1, 1998 by and between California Coastal Communities, Inc., a Delaware corporation (formerly known as Koll Real Estate Group, Inc.) ("Employer"), and RAYMOND J. PACINI ("Executive").

                                     WITNESSETH:

          WHEREAS, Executive has served Employer in various executive capacities and Employer desires to obtain the benefit of continued service by Executive, and Executive desires to render continued services to Employer;

          WHEREAS, the Board of Directors of Employer (the "Board") has determined that because of Executive's substantial experience and business relationships in connection with the business of Employer, it is in the Employer's best interest and that of its stockholders to secure services of Executive and to provide Executive certain additional benefits; and

          WHEREAS, Employer and Executive desire to set forth in this Agreement the terms and conditions of Executive's employment with Employer.

          NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

     SECTION 1. TERM. Employer agrees to employ Executive and Executive agrees to serve Employer, in accordance with the terms of this Agreement, for a term of two (2) years, commencing on the date hereof.

     SECTION 2. SERVICES. So long as this Agreement shall continue in effect, Executive shall use his commercially reasonably efforts and abilities to promote Employer's business, affairs and interests, and shall perform the services contemplated by this Agreement in accordance with policies established by and under the direction of the Board.

     SECTION 3. SPECIFIC POSITION; DUTIES AND RESPONSIBILITIES. Employer and Executive agree that, subject to the provisions of this Agreement, Employer will employ Executive and Executive will serve Employer as a senior officer for the duration of this Agreement. The specific job position in which Executive shall serve shall be President and Chief Executive Officer. Executive agrees to observe and comply with the rules and regulations of Employer as adopted by the Board respecting the performance of Executive's duties and agrees to carry out and perform directions and policies of Employer and its Board as they may be, from time to time, stated either orally or in writing. Employer agrees that the duties which may be assigned to Executive shall be usual and customary duties of the job position set forth in this Section 3, and shall not be inconsistent with the provisions of the charter documents of Employer or applicable law.
Executive

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shall have such corporate power and authority as shall reasonably be required to enable the discharge of duties in any office that may be held.

     SECTION 4.     COMPENSATION.

     (a)  BASE SALARY AND TAX EQUALIZATION.

          (i) BASE SALARY. During the term of this Agreement, Employer agrees to pay Executive a base salary of at least Two Hundred Seventy Five Thousand Dollars ($275,000) per year in semi-monthly installments on the same dates the other senior officers of Employer are paid ("Base Salary").

          (ii) TAX EQUALIZATION. Executive shall also be entitled to receive a tax equalization payment of One Million Fifty Eight Thousand Four Hundred Forty Six Dollars ($1,058,446), which is intended to reimburse Executive for the amount of federal and state income taxes payable in connection with this amount and the grant of the restricted shares provided in Section 4(d) below, and which amount shall be paid on the date the restricted shares are issued to Executive.

     (b) ADDITIONAL BENEFITS. Executive shall also be entitled to all rights and benefits under any bonus plan, incentive, participation or extra compensation plan, pension plan, profit-sharing plan, life, medical, dental, disability, or insurance plan or policy or other plan or benefit that Employer or its subsidiaries may provide for Executive (provided Executive is eligible to participate therein) or employees of Employer generally as from time to time in effect during the term of this Agreement (the "Plans"). In any event, Employer shall provide Executive with term life insurance, health insurance and long-term disability insurance provided for Employer's executive employees generally. Executive shall also be entitled to fringe benefits in accordance with the plans, practices, programs and policies as in effect generally with respect to other peer executives of Employer.

     (c) STOCK OPTIONS. The stock options ("Stock Options") previously granted to Executive as of April 28, 1997 shall remain in full force and effect with respect to the purchase of 189,996 shares of Employer's common stock ("Option Shares"), at the exercise price per share equal to $11.99. The Stock Options will continue to vest, subject to Employer's Amended and Restated 1993 Stock Option/Stock Issuance Plan, over the three year period that commenced on April 28, 1997 with 40%, 30% and 30% vesting on each of the first, second and third anniversaries of the effective date of the grant of the Stock Options. The vesting of the Stock Options shall continue to be subject to acceleration as provided in Section 5(d) below upon a termination without cause or upon the
occurrence of a Change in Control, as defined below in Section 5(d).   The more
specific terms and conditions of such Stock Options shall continue to be governed by the Stock Option Agreement entered into by and between Employer and Executive ("Stock Option Agreement").

     (d) RESTRICTED STOCK. Executive shall immediately be granted 100,000 shares of common stock of Employer 50% of which shall vest on each anniversary of the effective date of this Agreement, and which shall be subject to the following restrictions (the "Restricted Stock"):

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          (i) the number of unvested shares of the Restricted Stock, shall be subject to forfeiture and return to the Employer in the event that Employee is terminated "for cause" pursuant to the provisions of Section 5(c), or voluntarily terminates his employment prior to the expiration of the term of this Agreement;

          (ii) during the term of this Agreement, without the prior consent of the Board of Directors of Employer, none of the shares of Restricted Stock shall be subject to sale, transfer, hypothecation or encumbrance; and

          (iii) during the term of this Agreement, the stock certificate(s) representing the Restricted Stock shall bear a legend with respect to the foregoing restrictions.

     (e)  PERQUISITES.

          (i) VACATION. Executive shall be entitled to four (4) weeks of paid vacation each twelve-month period, which shall accrue on a monthly basis. Such vacation shall be taken at such time or times as shall not unduly disrupt the orderly conduct of the business of Employer and the duties of Executive. At the time of any termination of employment, Executive shall be paid for all accrued but unused vacation.

          (ii) AUTO ALLOWANCE. During the term of this agreement, Employer shall provide Executive a monthly automobile allowance in the amount of $800 plus reimbursement of operating costs as is currently covered under Employer's Auto Allowance Policy.

     (f) OVERALL QUALIFICATION. Employer reserves the right to modify, suspend or discontinue any and all practices, policies and programs generally applicable to executives and other similarly situated executives at any time (whether before or after termination of employment) without notice to or recourse by Executive; however, Employer shall not amend the perquisites set forth in
Section 4(e) to reduce Executive's benefits thereunder during the term of this Agreement.

     SECTION 5. TERMINATION. The compensation and other benefits provided to Executive pursuant to this Agreement, and the employment of Executive by Employer, shall be terminated prior to expiration of the term of this Agreement only as provided in this Section 5:

     (a) DISABILITY. In the event that Executive shall fail, because of illness, incapacity or injury which is determined to be total ("Disability") by a physician selected by Employer or its insurers and acceptable to Executive or Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably), to render, for three consecutive months or for shorter periods aggregating ninety (90) or more business days in any twelve (12)-month period, the services contemplated by this Agreement, Executive's employment hereunder may be terminated by sixty (60) days' prior written notice of termination from Employer to Executive. Thereafter, Employer shall continue to
(i) pay the Base Salary to Executive for a period of six (6) months after the date of termination, subject to adjustments referenced in the following paragraph, and (ii) provide medical insurance as in effect prior to such termination for a period of six (6) months following the date of termination. Thereafter, no further salary shall be paid or medical insurance be provided. Executive's rights under the Plans subsequent to termination of employment

                                          3.
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pursuant to this paragraph shall be determined under the applicable provisions of the respective Plans, unless otherwise expressly stated herein. This Agreement in all other respects will terminate upon the termination of employment pursuant to this paragraph.

          The amount of compensation to be paid to Executive pursuant to the preceding paragraph shall be adjusted in the event Executive becomes entitled to and receives disability benefits under any disability payment plan, including disability insurance. The amount of Executive's compensation otherwise payable by Employer pursuant to the preceding paragraph shall be reduced, on a dollar-for-dollar basis, but not to less than zero, by the amount of any such disability benefits received by Executive, but only to the extent such benefits are attributable to payments made by Employer.

     (b) DEATH. In the event of Executive's death during the term of this Agreement, Executive's Base Salary shall immediately terminate and Employer shall pay to the estate of Executive the Base Salary accrued to the date of Executive's death to the extent not theretofore paid. If Executive's death occurs while receiving payments under Section 5(a) above, such payments shall cease. Executive's rights under the Plans subsequent to his death shall be determined under the applicable provisions of the respective Plans; PROVIDED that, notwithstanding any provisions to the contrary therein, (i) Employer shall continue to provide medical insurance to the dependents of Executive for a period of six (6) months following the death of Executive, (ii) Stock Options shall be exercisable only to the extent the rights had vested at the time of death of Executive. This Agreement in all other respects will terminate upon the death of Executive; and (iii) all restrictions applicable to the Restricted Stock shall be removed.

     (c) FOR CAUSE. The employment of Executive hereunder shall be terminable by Employer in the event that Executive (i) is or has been engaging in willful or grossly negligent conduct which has resulted in a failure to perform Executive's duties hereunder or, (ii) has committed an act of dishonesty, gross negligence or misconduct, which has a direct, substantial and adverse effect on Employer, its business or reputation.

          Notwithstanding the foregoing, Executive shall not be terminated for cause pursuant to the first paragraph of this subsection 5(c) unless and until Executive has received written notice of a proposed termination for cause and Executive has had an opportunity to be heard before at least a majority of the number of members of the Board authorized to take such action. Executive shall be deemed to have had such opportunity if given written or telephonic notice by any director at least 72 hours in advance of a meeting.

          In the event of Executive's termination pursuant to this subsection 5(c), Executive's rights to receive Base Salary shall immediately terminate and Employer shall pay to Executive his Base Salary and vacation accrued to the date of such termination to the extent not theretofore paid. Executive's rights under the Plans subsequent to termination shall be determined under the applicable provisions of the respective plans; provided, however, that Stock Options shall be exercisable only to the extent the rights had vested at the time of such termination, and only the shares of Restricted Stock determined in accordance with the provisions of Section 4(d) shall be retained by Executive with all other shares of Restricted Stock shall be returned to Employer for cancellation. This Agreement in all other respects will terminate upon such termination.

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     (d)  WITHOUT CAUSE.  Notwithstanding any other provision of this Section 5, the Board shall have the right to terminate Executive's employment with Employer without cause at any time upon at least thirty (30) days' prior written notice to Executive. The following conditions shall thereupon become applicable:

          (i) SEVERANCE PAY. Employer shall continue to pay Executive the Base Salary on a semi-monthly basis for the remainder of the two (2) year term of this Agreement.

          (ii) MEDICAL INSURANCE CONTINUATION. Employer shall continue to provide (under COBRA) medical insurance as in effect prior to such termination for twelve (12) months following such termination, and Employer shall bear all costs for such insurance.

          (iii) ACCELERATED VESTING; REMOVAL OF STOCK RESTRICTIONS. Despite the vesting requirements set forth in the Stock Option Agreement and the restrictions applicable to the Restricted Stock as set forth in Section 4(d), termination of employment pursuant to this subsection 5(d) or the occurrence of a Change in Control (as defined below) shall result in an immediate vesting of the right to exercise the Stock Options with respect to one hundred percent (100%) of the Option Shares and the immediate removal of all restrictions applicable to then Restricted Stock.

          For purposes of the foregoing paragraph, a "Change of Control" means, and shall be deemed to have taken place upon, the occurrence of: (i) a transaction requiring stockholder approval involving the sale of all or substantially all of the assets of Employer or the merger of Employer with or into another corporation or business entity, other than a transaction in which stockholders of Employer immediately prior to the closing of such transaction own a majority of the acquiring corporation or entity immediately after giving effect to such transaction, or (ii) the acquisition by any Person as Beneficial Owner (as such terms are defined in the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of Employer representing fifty percent (50%) or more of the total voting power represented by Employer's then outstanding voting securities.


     (e) VOLUNTARY TERMINATION. At any time during the term of this Agreement, Executive shall have the right, upon thirty (30) days' prior written notice to Employer, to terminate his employment with Employer. Upon termination of Executive's employment pursuant to this subsection 5(e), (i) Executive's right to receive Base Salary shall immediately terminate and Employer shall pay to Executive his Base Salary accrued to the date of such termination to the extent not theretofore paid, (ii) Executive's rights under the Plans subsequent to such termination shall be determined under the applicable provisions of the respective Plans, and (iii) Stock Options held by Executive shall be exercisable only to the extent the rights had vested at the time of such termination, and only the shares of Restricted Stock determined in accordance with the provisions of Section 4(d) shall be retained by Executive and all other shares of Restricted Stock shall be returned to Employer for cancellation. This Agreement in all other respects will terminate upon such termination.

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     (f)  TERMINATION BY EXECUTIVE FOR "GOOD REASON".  Notwithstanding any other provisions of this Agreement, Employer shall provide Executive with the payments and benefits set forth in Section 5(d) in the event Executive terminates employment for "Good Reason." For purposes of this Agreement, "Good Reason" for Executive to terminate employment shall mean voluntary termination as a result of (i) the assignment to Executive of duties inconsistent with the position and status of Executive as set forth in this Agreement without Executive's prior written consent, (ii) a substantial alteration in the nature, status or prestige of Executive's responsibilities as set forth in this Agreement or a change in Executive's title or reporting level from that set forth in this Agreement,
(iii) the relocation of Employer's executive offices or principal business location to a point more than twenty-five (25) miles from the location of such offices or business as of the date of this Agreement, (iv) reduction by Employer of Executive's Base Salary in effect on the date hereof or as the same may be increased from time to time, (v) any action by Employer (including the elimination of benefit plans without providing substitutes therefor or the reduction of Executive's benefits thereunder) that would substantially diminish the aggregate value of Executive's incentive awards and other fringe benefits, or (vi) a failure by Employer to obtain from any successor, before the succession takes place, an agreement to assume and perform this Agreement.

     SECTION 6. BUSINESS EXPENSES. During the term of this Agreement, Employer shall reimburse Executive promptly for reasonable business expenditures, including travel, entertainment, parking, business meetings, Pacific Club dues, and professional dues made and substantiated in accordance with policies, practices and procedures established from time to time by the Board and incurred in pursuit and furtherance of Employer's business and goodwill.

     SECTION 7.     MISCELLANEOUS.

     (a) SUCCESSION; SURVIVAL. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns. Absent the prior written consent of Executive, this Agreement may not be assigned by Employer other than in connection with a merger or sale of all or substantially all the assets of Employer or a similar transaction in which the successor or assignee assumes (whether by operation of law or express assumption) all obligations of Employer hereunder. The obligations and duties of Executive hereunder are personal and otherwise not assignable. Executive's obligations and representations under this Agreement will survive the termination of Executive's employment, regardless of the manner of such termination.

     (b) NOTICES. Any notice or other communication provided for in this Agreement shall be in writing and sent if to Employer to its office at:

          California Coastal Communities, Inc.
          4343 Von Karman Avenue
          Newport Beach, California  92660
          Attention: Secretary

or at such other address as Employer may from time to time in writing designate, and if to Executive at such address as Executive may from time to time in writing designate (or Executive's business address of record in the absence of such designation). Each such

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notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 7 and an appropriate answer back is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

     (c) ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and it supersedes any prior agreements, undertakings, commitments and practices relating to Executive's employment by Employer including, without limitation, the Employment Agreement between Employer and Executive dated as of April 28, 1997. No amendment or modification of the terms of this Agreement shall be valid unless made in writing and signed by Executive and, on behalf of Employer, by an officer expressly so authorized by the Board.

     (d) WAIVER. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof or of any other right, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

     (e) CHOICE OF LAW. This Agreement, the legal relations between the parties and any action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement, the relationship of the parties or the subject matter hereof shall be governed by and construed in accordance with the laws of the State of California, applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, to the extent permitted by law.

     (f) ATTORNEY'S FEES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees, costs and necessary disbursements from the non-prevailing party in addition to any other relief to which such party may be entitled.

     (g) CONFIDENTIALITY; PROPRIETARY INFORMATION. Executive agrees to not make use of, divulge or otherwise disclose, directly or indirectly, any trade secret or other confidential or proprietary information concerning the business (including but not limited to its products, employees, services, practices or policies) of Employer or any of its affiliates of which Executive may learn or be aware as a result of Executive's employment during the term of the Agreement or prior thereto as stockholder, employee, officer or director of, or consultant to, Employer, except to the extent such use or disclosure is (i) necessary to the performance of this Agreement and in furtherance of Employer's best interests, (ii) required by applicable law, (iii) lawfully obtainable from other public sources, or (iv) authorized in writing by or pursuant to a written agreement with Employer. The provisions of this subsection (g) shall survive the expiration, suspension or termination, for any reason, of this Agreement.

     (h) SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular

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circumstances, it shall nevertheless remain in full force and effect in all other circumstances, to the fullest extent permitted by law.

     (i) WITHHOLDING; DEDUCTIONS. All compensation payable hereunder, including salary and other benefits, shall be subject to applicable taxes, withholding and other required, normal or elected employee deductions.

     (j) SECTION HEADINGS. Section and other headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (k) COUNTERPARTS. This Agreement and any amendment hereto may be executed in one or more counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective when a copy signed by each party has been delivered to the other party.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              "EMPLOYER"

                              CALIFORNIA COASTAL COMMUNITIES, INC.

                              By /s/ SANDRA G. SCIUTTO
                                 ---------------------------------
                                 Sandra G. Sciutto
                                 Chief Financial Officer


                              "EXECUTIVE"


                              /s/ RAYMOND J. PACINI
                              ------------------------------------
                              RAYMOND J. PACINI


                                          8.